For period ending November 30
2000
Exhibit 77Q 2

File number 811-6475

Strategic Global Income Fund


An initial report under Section 16(a)
of the Securities Exchange Act of
1934 was not timely filed for Amy R.
Doberman.  This delayed report did
not involve any transaction in the
Funds common stock but rather
related to her election as an officer.
The Fund is not aware of any
outstanding report required to be
filed by any board member.